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                     June 18, 2020

       Charles Eidson
       Executive Vice President and Chief Financial Officer
       Contura Energy, Inc.
       340 Martin Luther King Jr. Blvd.
       Bristol, Tennessee 37620

                                                        Re: Contura Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 18,
2020
                                                            File No. 001-38735

       Dear Mr. Eidson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation